Exhibit (a)(1)

STATE OF DELAWARE

CERTIFICATE OF TRUST

OF

BROADVIEW FUNDS TRUST

This Certificate of Trust of Broadview Funds Trust (the “Trust”), a statutory trust, is executed by the undersigned and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3810 et seq.) (the “Act”) and sets forth the following:

1.

The name of the statutory trust formed hereby is “Broadview Funds Trust”.

2.

In accordance with § 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.  The registered office of the Trust in the State of Delaware and the name of the registered agent for service of process on the Trust is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

3.

The Trust is, or will become prior to or within 180 days following its first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.

This Certificate of Trust shall be effective upon filing.

5.

Notice is hereby given that pursuant to § 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

6.

The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 9th day of September, 2013.

By:

/s/ Richard J. Whiting

Name: Richard J. Whiting

Title:   Sole Trustee